Exhibit 99.1

SIX-MONTH RESULTS SOLID AT UNIVERSAL ORLANDO RESORT

ORLANDO, FLORIDA (July 18, 2008) – Sparked by the opening of the new Simpsons Ride, Universal Orlando Resort’s year-to-date performance is ahead of where the company stood one year ago. For the six-month financial period ending June 29, Universal City Development Partners, Ltd. (d/b/a Universal Orlando), which owns and operates Universal Studios Florida, Universal’s Islands of Adventure and Universal CityWalk, generated net income of $21 million, a 17% increase over 2007. Total revenues at the year’s halfway mark have risen 1% to $452 million.

“We’ve added a tremendous new attraction with The Simpsons Ride, and the reviews from guests and media have been outstanding,” said Bill Davis, President and Chief Operating Officer for Universal Orlando. “Strong performance requires contributions from multiple areas of our business. We’re getting those contributions even in the face of economic challenges in the overall marketplace.”

Since its grand debut this spring, The Simpsons Ride has quickly etched itself into the record books for Universal Orlando. Earlier this week, the new attraction celebrated its one-millionth rider – the fastest that any Universal Orlando ride has ever eclipsed that milestone. Theme Park Insider.com, a leading consumer website for theme park enthusiasts, also recently honored The Simpsons Ride as the world’s “Best New Theme Park Attraction” for 2008.

About Universal Orlando Resort

Universal Orlando Resort (www.universalorlando.com) is where blockbusters come to life and where guests experience some of the world’s most innovative theme park attractions based on pop culture’s most compelling films and stories. Families can experience two world-class theme parks – Universal Studios and Islands of Adventure, a nighttime entertainment complex and magnificently themed on-site hotels.

Universal Studios is a working production studio as well as a highly acclaimed motion picture and television theme park featuring attractions such as “The Simpsons Ride,” and “Revenge of the Mummy—The Ride.” Islands of Adventure is the world’s most technologically advanced theme park and features five uniquely themed islands. Its marquee attractions include “Jurassic Park River Adventure,” “The Amazing Adventures of Spider-Man” and “The Incredible Hulk Coaster.”

Coming in 2009, Hollywood Rip Ride Rockit, the most technologically advanced roller coaster in the world will open at Universal Studios and the highly anticipated Wizarding World of Harry Potter will open in Islands of Adventure.

Universal Orlando Resort also includes CityWalk, a 30-acre nighttime entertainment complex that features restaurants, shops, clubs, and a 20-screen cineplex. The destination’s three on-site Loews hotels include the Portofino Bay Hotel, the Hard Rock Hotel and the Royal Pacific Resort.

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Media Contacts:	Universal Orlando Public Relations – (407) 363-8220
http://media.universalorlando.com